DSW Inc. Announces Fourth Quarter 2016 Earnings Release Date
Board of Directors Approve Quarterly Dividend

COLUMBUS, Ohio, Feb. 28, 2017 /PRNewswire/ -- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced that the Company will conduct a conference call to discuss its Fourth Quarter 2016 results on Tuesday, March 14, 2017 at 8:30 a.m. EST. A press release detailing the Company's results will be issued prior to the call. The conference will be broadcast live over the internet and can be accessed at  http://dswinc.investorroom.com.

For those unable to listen to the live broadcast, an archived version will be available at the same location until April 11, 2017 at 7:00 pm EST. The teleconference will be available on replay and can be accessed by dialing 1-877-344-7529 and entering passcode 10102531.

Quarterly Dividend
The Company's Board of Directors approved a quarterly dividend of $0.20 per share. The dividend is payable March 31, 2017 to shareholders of record at the close of business on March 17, 2017.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of February 28, 2017, DSW operates 501 stores in 43 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 396 locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com.

SOURCE DSW Inc.
For further information:
Christina Cheng, Senior Director for Investor Relations, investorrelations@dswinc.com